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                                                                 Exhibit 2(k)(5)

                            ADMINISTRATION AGREEMENT



                  Agreement effective as of the 1st day of January 2006, by and between The India Fund, Inc., a Maryland corporation (the "Fund"), and Blackstone Asia Advisors L.L.C., a Delaware limited liability company (the "Administrator") (this "Agreement").

                  WHEREAS, the Fund operates as a closed-end non-diversified management investment company, and is so registered under the Investment Company Act of 1940, as amended (the "1940 Act"); and

                  WHEREAS, the Fund desires to retain the Administrator to provide certain administrative services to the Fund, under the terms and conditions stated below, and the Administrator is willing to provide such services for the compensation set forth below;

                  NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein, the parties agree as follows:

                  1. Appointment. The Fund hereby appoints the Administrator as administrator of the Fund on the terms set forth in this Agreement, subject to the overall supervision of the Fund's Board of Directors (the "Board"), and the Administrator accepts such appointment and agrees that it will be responsible for the provision of the services set forth in paragraph 2 below.

                  2. Services and Duties of the Administrator. Subject to the supervision of the Board, the Administrator will, on a continuing basis, be responsible for the provision of facilities for meetings of the Board and shareholders of the Fund and personnel and office facilities sufficient for the provision of the following services to the Fund:

                  (a) preparation for review by an officer of the Fund and filing with the Securities and Exchange Commission (the "SEC") and the New York Stock Exchange the Fund's annual, semiannual and quarterly reports and periodic reports to shareholders, preparation for review by an officer of the Fund of information and reports as may be required by the New York Stock Exchange and assisting in the preparation of the financial information relating to the Fund for the Fund's proxy material and earnings press releases.

                  (b) preparation of all reports required to be filed with the SEC based on information provided to it by the Fund or an agent of the Fund, or such other form as the SEC may substitute, and the filing of such completed form with the SEC.

                  (c) coordinating with the Fund's independent accountants and any sub-administrator in providing the information necessary for such accountants to complete and audit the Fund's financial statements and such other reports as may be necessary and to prepare and file the Fund's federal income and excise tax returns and the Fund's state and local tax returns and any other required tax returns.

                  (d) arrangement for the printing and dissemination to shareholders of the Fund's proxy materials and supervision of the tabulation of proxies by the Fund's transfer agent.
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                  (e) negotiation of contractual arrangements with the Fund's agents, including the custodians, transfer agents, dividend paying agents, accounting agents, independent accountants, any sub-administrators and printing companies, and monitoring the performance of such agents pursuant to such arrangements, including making such reports and recommendations to the Board concerning the performance and fees of such agents as the Board may reasonably request or deems appropriate.

                  (f) overseeing of the calculation of the Fund's net asset value in accordance with the Fund's registration statement under the 1940 Act and Securities Act of 1933, as amended, by the Fund's accounting agent and monitoring the performance of such agent in making the Fund's net asset value available for public dissemination.

                  (g) overseeing of the maintenance of the Fund's books and records under Rule 31a-1 under the 1940 Act by the custodian and accounting agent, as applicable.

                  (h) establishment of the accounting policies of the Fund, establishment of and monitoring of the Fund's operating expense budgets, processing the payment of bills that have been approved by an authorized officer of the Fund and reporting to the Fund's management monthly the amount of expenses incurred and paid during the prior month.

                  (i) advising the Board as to the amounts available for distribution of any periodic dividends and annual distributions that are to be declared and paid by the Fund to its shareholders; preparation and arrangement for the printing of dividend notices to shareholders; and providing the transfer and dividend disbursing agent and custodian with such information as is required for such parties to effect the payment of dividends and distributions and to implement the Fund's dividend reinvestment plan.

                  (j) if requested by the Board, designating one or more of its employees to serve as treasurer and/or assistant treasurers of the Fund.

                  (k) forwarding promptly to the Fund's counsel any communications (including notices received under any agreement to which the Fund is a party) received by the Administrator or its agents on behalf of the Fund.

                  (l) assisting the Fund in responding to requests for information concerning the Fund made by representatives of regulatory entities having jurisdiction over the Fund.

                  (m) assisting the Fund in responding to requests for information concerning the Fund made by shareholders of the Fund and assisting the Fund in developing a shareholder relationship program.

                  (n) assisting the Fund's investment adviser, custodian, counsel, auditors and other agents as generally may be required to properly carry on the business and operations of the Fund.

                  (o) monitoring compliance procedures for the Fund, which will include, without limitation, procedures to monitor compliance with the Fund's investment objective, policies and limitations, tax matters and applicable laws and regulations.
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The Administrator will, as applicable, provide the foregoing services and duties in conjunction with the Fund's accountants, custodian, legal counsel and other agents and professionals retained by the Fund.

                  3. Public Inquires. Except as otherwise provided herein, the Administrator will not be responsible for replying to requests for information concerning the Fund from shareholders, brokers or the public. The Fund shall notify the Administrator of the appropriate party to whom such requests should be directed, and the Administrator will refer such requests to the party designated by the Fund.

                  4. Services Not Exclusive. The Administrator's services hereunder are not deemed to be exclusive, and the Administrator is free to render administrative or other services to other funds or clients so long as the Administrator's services under this Agreement are not impaired thereby.

                  5. Administrative Expenses. During the term of this Agreement, the Administrator will assume all other expenses incurred by it in connection with its services under this Agreement, except that the Fund shall reimburse the Administrator for out-of-pocket expenses incurred by employees of the Administrator in connection with their attendance at meetings of the Board or any committee thereof or any other meeting at which the Fund requires the attendance of any the Administrator employee or employees.

                  6. Employment of Sub-Administrator. Upon the prior approval of the Board, the Administrator may employ the services of third parties in connection with the performances of its obligations under this Agreement. Without limitation of any of the foregoing, the Administrator may retain one or more parties to serve as sub-administrators and may subcontract with such sub-administrators on such terms and conditions as may be agreed to by the Administrator and such sub-administrator(s) with respect to the performance of the Administrator's obligations hereunder.

                  7. Compensation. For the services provided and expenses assumed by the Administrator under this Agreement, the Fund will pay the Administrator a fee that is computed monthly and paid quarterly at an annual rate of: (i) 0.20% of the value of the Fund's average monthly net assets for the first $1,500,000,000 of the Fund's average monthly net assets and (ii) 0.15% of the value of the Fund's average monthly net assets in excess of $1,500,000,000 of the Fund's average monthly net assets.

                  8. Representations and Warranties of the Administrator. The Administrator represents and warrants to the Fund that:

                  (a) it is a limited liability company duly organized and existing under the laws of Delaware;

                  (b) it is duly qualified to carry on its business in New York;

                  (c) it is empowered under applicable laws and by its certificate of formation and operating agreement to enter into and perform this Agreement;
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                                                                               4

                  (d) all requisite corporate proceedings have been taken to authorize it to enter into and perform this Agreement; and

                  (e) it has or will continue to have access to the necessary facilities, equipment and personnel to perform its duties and obligations under this Agreement.

                  9. Representations and Warranties of the Fund. The Fund represents and warrants to the Administrator that:

                  (a) it is a corporation duly organized and existing and in good standing under the laws of Maryland;

                  (b) it is empowered under applicable laws and by its articles of incorporation and by-laws to enter into and perform this Agreement;

                  (c) all requisite corporate proceedings have been taken to authorize it to enter into and perform this Agreement; and

                  (d) it is currently, and will use its best efforts to continue to be, in compliance in all material respects with all securities laws applicable to it.

                  10. Limitation of Liability. The Administrator will not be liable for any error of judgment or mistake of law or for any loss suffered by the Fund or its shareholders in connection with the performance of its duties under this Agreement, except a loss resulting from willful misfeasance, bad faith or gross negligence on its part in the performance of its duties or from reckless disregard by it of its duties under this Agreement ("disabling conduct"). The Fund agrees to indemnify and hold harmless the Administrator and its shareholders, officers, directors, employees and agents against any liability for any damages, expenses (including the reasonable value of time spent by the Administrator employees) or direct losses reasonably incurred as a result of any failure of the Fund to comply with the 1940 Act, the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder, and other legal requirements, and with its investment policies and limitations as in effect, or as a result of the Administrator's acting as an administrator pursuant to this Agreement, and not resulting from disabling conduct; provided that nothing herein shall constitute a waiver or limitation of any rights which the Fund may have under applicable securities or other laws.

                  11. Duration and Termination. This Agreement will become effective the date first above written, and shall continue in effect thereafter until termination by the Administrator on 90 days' written notice to the Fund or the Fund upon 60 days' written notice to the Administrator without payment of any penalty. This Agreement shall automatically terminate upon its assignment by the Administrator to any entity.

                  12. Amendment of this Agreement. No provision of this Agreement may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change, waiver, discharge or termination is sought.

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                  13. Miscellaneous.

                  (a) The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect.

                  (b) If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.

                  (c) This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors.

                  (d) This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original; but such counterparts shall, together, constitute only one instrument.

                  (e) All books, records, dates and other information pertaining to the Fund shall be maintained as confidential by the Administrator and the Administrator shall not disclose or turn over any of such information to any other person or entity unless required by law or requested by the Fund to do so; provided, that the Administrator shall have no liability for disclosure after the termination of this Agreement of information concerning the Fund which has already been disclosed through no fault of the Administrator.

                  (f) This Agreement shall be governed by and construed in accordance with the laws of the State of New York; provided, however, that nothing herein shall be construed as being inconsistent with the 1940 Act.

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                  IN WITNESS WHEREOF, the parties hereto have caused this
instrument to be executed by their officers designated below as of the day and year first above written.


                                            THE INDIA FUND, INC.


                                            By:   /s/ Prakash A. Melwani
                                                  __________________________
                                                  Name: Prakash A. Melwani
                                                  Title: President


                                            BLACKSTONE ASIA ADVISORS L.L.C.


                                            By:   /s/ Robert L. Friedman
                                                  __________________________
                                                  Name: /s/ Robert L. Friedman
                                                  Title: Chief Legal Officer
                                                         & VP